Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of June 7, 2019, is by and among Vertex Venture Holdings Ltd., Vertex Global HC Fund I Pte. Ltd. and Vertex Venture Management Pte. Ltd. (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to Ordinary Shares of Bicycle Therapeutics plc that may be beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

Vertex Venture Holdings Ltd.

By:	/s/ Chua Kee Lock
Name:	Chua Kee Lock
Title:	Director

Vertex Global HC Fund I Pte. Ltd.

By:	/s/ Chua Kee Lock
Name:	Chua Kee Lock
Title:	Director

Vertex Venture Management Pte. Ltd.

By:	/s/ Chua Kee Lock
Name:	Chua Kee Lock
Title:	Director